Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-271936) and the Registration Statement (Form S-8 No. 333-255228) pertaining to the agilon health, inc. 2021 Omnibus Equity Incentive Plan and the agilon health, inc. Employee Stock Purchase Plan of our reports dated February 25, 2026, with respect to the consolidated financial statements of agilon health, inc., and the effectiveness of internal control over financial reporting of agilon health, inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2025.

/s/ Ernst & Young LLP

Los Angeles, California
February 25, 2026